UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):   June 5, 1995

                     Commission File Number:  0-16240

                          JB OXFORD HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

             UTAH                                95-4099866
   (State of incorporation)           (IRS Employer Identification No.)

 9665 Wilshire Blvd., Third Floor, Beverly Hills,     90212
 California
 (Address of principle executive offices)             (Zip Code)
 (310) 777-8888
 (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS
         ------------
JB Oxford Holdings, Inc. ("JBOH") has authorized and approved the issuance of a series of Convertible Preferred Stock ("Preferred Stock"). The non-voting Preferred Stock has a $10.00 par value and is convertible to common stock at the rate of $0.90 per share of common stock, based upon the par value of the Preferred Stock. The Preferred Stock currently pays a quarterly dividend of 11%, which will increase periodically to a maximum of 15%. Dividends are cumulative, and the Company has certain redemption rights. The Company has also negotiated and approved an Exchange Agreement with a shareholder and noteholder of the Company to exchange a portion of its 9% Senior Secured Convertible Notes, pursuant to the Senior Secured Convertible Note Purchase Agreement dated March 10, 1995, for Preferred Stock. Pursuant to the Exchange Agreement, JBOH will reduce its term debt in the aggregate principal amount of two million dollars, in exchange for the issuance of 200,000 shares of Preferred Stock. This transaction has the effect of increasing stockholders' equity by the amount of $2 million.

The same shareholder of the Company has informed Management that he is going to exercise 555,555 "A" Warrants which he holds in JBOH. Each Warrant is exercisable for one share of common stock upon payment of the exercise price of $0.85. This transaction will bring an additional $466,666.00 of paid-in capital to the Company.

These two transactions have the impact of increasing the stockholders' equity in the Company from a previous deficit of $589,393.00, as reported in the Form 10-Q for the period ended March 31, 1995, to a positive equity in the amount of $1,993,405.00, on a pro-forma basis.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, JB OXFORD HOLDINGS, INC. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



JB OXFORD HOLDINGS, INC.

By:  Stephen Rubenstein
President and Chief Executive Officer